Exhibit 8.1

King & Spalding LLP 1180 Peachtree Road NE Atlanta, GA 30309 Phone: 404/572-4600 Fax: 404/572-5100 www.kslaw.com

September 18, 2018

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, Georgia 30308

Ladies and Gentlemen:

We have acted as counsel to SunTrust Banks, Inc., a Georgia corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) and the preparation and filing of a Prospectus Supplement thereto dated September 18, 2018 (the “Prospectus Supplement”) relating to the offer and sale of the Company’s Global Medium-Term Notes, Series A (the “Medium-Term Notes”), as supplemented by the Contingent Coupon Note Product Supplement No. CCN-1 dated September 18, 2018 (the “CCN Product Supplement”) relating to the offer and sale of the Company’s contingent coupon notes (the “Contingent Coupon Notes”), the Market Participation Note Product Supplement No. MP-1 dated September 18, 2018 (the “MP Product Supplement”) relating to the offer and sale of the Company’s Market Participation Notes (the “Market Participation Notes”), the Product Supplement No. EQUITY INDICES SUN-1 dated September 18, 2018 (the “SUN-1 Product Supplement”) relating to the offer and sale of the Company’s Market-Linked Step Up Notes (the “Market-Linked Step Up Notes”), and the Product Supplement No. EQUITY INDICES LIRN-1 dated September 18, 2018 (the “LIRN-1 Product Supplement”) relating to the offer and sale of the Company’s Leveraged Index Return Notes (the “Leveraged Index Return Notes”).

In rendering the opinion set forth below, we have reviewed such matters of law and examined and relied upon original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed relevant and necessary as a basis for such opinion. In connection with such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Our opinion set forth below is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

SunTrust Banks, Inc.

September 18, 2018

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth in the Prospectus Supplement, the CCN Product Supplement, the MP Product Supplement, the SUN-1 Product Supplement and the LIRN-1 Product Supplement, as applicable, we are of the opinion that the statements set forth in the Prospectus Supplement under the caption “United States Federal Taxation,” in the CCN Product Supplement under the caption “Certain U.S. Federal Income Tax Considerations,” in the MP Product Supplement under the caption “Certain U.S. Federal Income Tax Considerations,” in the SUN-1 Product Supplement under the caption “U.S. Federal Income Tax Considerations,” and in the LIRN-1 Product Supplement under the caption “U.S. Federal Income Tax Considerations,” to the extent such statements summarize U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the Medium-Term Notes, in the case of the Prospectus Supplement, the Contingent Coupon Notes, in the case of the CCN Product Supplement, the Market Participation Notes, in the case of the MP Product Supplement, the Market-Linked Step Up Notes, in the case of the SUN-1 Product Supplement, and the Leveraged Index Return Notes, in the case of the LIRN-1 Product Supplement, are accurate in all material respects.

We express no opinion herein concerning any law other than the federal income tax law of the United States. Moreover, we note that our opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the respective captions listed above in such supplements.

Very truly yours,

/s/ King & Spalding LLP